Exhibit 10.09
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated July 10, 2015, effective as of July 1, 2015 (“Effective Date”), is made and entered into by and between CannaSys, Inc., a Nevada corporation (“Company”), and Michael Tew (“Executive”).

WITNESSETH:

WHEREAS, the Executive has since May 1, 2015 been employed as a consultant to the Company;

WHEREAS, Company desires to ensure the continued and valued services of the Executive to the Company and the Executive desires to continue to be employed by the Company;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

NOW, THEREFORE, for and in consideration of the promises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period set forth in Section 2, in the positions and with the duties and responsibilities set forth in Section 3, and upon the other terms and conditions provided herein.

2.           EMPLOYMENT TERM. The term of this Agreement shall be until the first anniversary of the Effective Date and shall be automatically extended for one year terms, unless (a) the Company gives written notice to Executive at least one month prior to the expiration of the original or any extended Term that no extension or further extension, as applicable, will occur or (b) unless otherwise and earlier terminated pursuant to the provisions of Section 5 hereof (the “Employment Term”).

3.           POSITIONS AND DUTIES.

(a)           During the Employment Term, the Executive’s positions shall be Chief Executive Officer and Secretary of the Company. The Executive’s responsibilities shall be carried out with the advice and counsel of the Company’s board of Directors (the “Board”) and shall include directing the day-to-day management of the Company’s affairs. The Executive shall be a member of the Board and report directly to the Board.

(b)           During the Employment Term, the Executive shall also serve as the Company’s interim Chief Financial Officer until such time as the Company hires a Chief Financial Officer. The Executive’s responsibilities shall be carried out with the advice and counsel of the Company’s Board and shall include directing the day-to-day management of the Company’s financial affairs.

(c)           During the Employment Term, the Executive shall devote his full business time and attention to discharging his duties hereunder; provided, however, that the Executive may (i) serve on the board of or as an advisor to other for profit or non-profit entities, (ii) deliver lectures and fulfill speaking engagements and (iii) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of the Company in accordance with this Agreement and, in the case of the activities described in clause (i) of this proviso, such activities will be conditioned upon consent by the Board.

(d)           Executive shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Employer may establish and in effect from time to time, (collectively, the “Policies”).

(e)           As used in this Agreement, the term “affiliated company” or “affiliate” shall include any entity or person controlled by, controlling, or under common control with the Company. All services that the Executive may render to the Company or any of its affiliated companies in any capacity during the Employment Term shall be deemed to be services required by this Agreement and in consideration for the compensation provided for herein.

4.           COMPENSATION

(a)           Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) of $168,000. The Base Salary shall be paid in accordance with Company’s normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Board.

(b)           Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual performance bonus for each fiscal year of the Company, payable in cash (each an “Annual Bonus”), which shall be determined in accordance with criteria established by the Board or any compensation committee appointed by the Board.

(c)           Restricted Stock Unit Grants. Executive will be granted 1,250,000 shares of common voting stock to vest quarterly over the next ten (10) quarters in accordance with the restricted stock grant agreement the form of which is attached herein as Exhibit B.

(d)           Moving Expenses. Employer shall reimburse Executive for his moving expenses from New York to Denver in an amount as mutually agreed by Employer and Executive.

(e)           Options. Employer may grant to Executive from time to time incentive stock options to purchase shares of Employer’s common stock, or such other stock-based compensation as determined by the board of directors, subject to customary terms and conditions of Employer’s option plans and practices. Employer agrees that Executive will receive option grants that are consistent with and similar to such grants provided by Employer to its employees generally.

(f)           Executive Benefits.

(i)           Executive will also be provided with such medical, insurance and other employee privileges and benefits as are afforded to other executive employees of the Company.

(i)           The Company may, at its election and for its benefit, obtain insurance against the disability, accidental loss or death of the Executive (e.g. “Key Man Insurance”) and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection with the obtainment thereof.

(g)           Expenses. The Executive will be entitled to prompt reimbursement by the Employer for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such records as required by the Company.

(h)           Vacation. The Executive shall be entitled to paid vacation of four (4) weeks per year and such other paid absences in accordance with Company Policies as in effect for other senior executives at the Company.

5.           TERMINATION OF EMPLOYMENT.

(a)           Death. The Executive’s employment shall terminate upon his Death.

(b)           Disability. The Executive’s employment may be terminated by the Employer due to illness or other physical or mental disability of the Executive, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).

(c)           Termination by the Company for Cause. This Agreement is not intended to change the at-will nature of Executive’s employment with Company, and it may be terminated at any time by either party, with or without cause. If this Agreement is terminated by Company for “Cause” as that term is defined below, it will be without any liability owing to Executive or Executive’s dependents and beneficiaries under this Agreement, (recognizing, however, that benefits covered by or owed under any other plan or agreement covering Executive shall be governed by the terms of such plan or agreement). Any one of the following conditions or Executive conduct shall constitute “Cause”:

(i)           Any act involving fraud or dishonesty, or any material act of misconduct relating to Executive’s performance of his or her duties hereunder;

(ii)           Any material breach of any SEC or other law or regulation governing trading or dealing with securities or other investments;

(iii)           Any material violation of the Company’s Policies;

(iv)           Conviction of or plea of guilty or nolo contendere to any felony; or

(v)           Willful or repeated refusal or failure substantially to perform Executive’s material obligations and duties hereunder or those reasonably directed by the Board (except in connection with a Disability).

A termination for Cause shall be effective when the Company has given Executive written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Executive ten days to respond.

(d)           Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time during the Employment Term without Cause.

(e)           Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for Good Reason (as defined below).

For purposes of this Agreement, “Good Reason” shall mean only any of the following (without the Executive’s written consent):

(i)           any material diminution in the Executive’s position (including status, title and reporting requirements), functions, responsibilities, or authority as contemplated by Section 3(a) of this Agreement (other than as provided in Section 5(b)), excluding for this purpose any isolated, insubstantial, and inadvertent actions not taken in bad faith by the Company;

(ii)           any failure by the Company to comply with any of its obligations under this Agreement, other than any isolated, insubstantial, and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii)           the Company’s requiring the Executive to reside in or be based at any office or location other than the greater metropolitan area of Denver, Colorado.

(f)           Termination by the Executive Voluntarily. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for any reason other than Good Reason, or for no reason.

(g)           Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination due to the Executive’s death) shall be effective when the terminating party has given written notice of its intention to terminate, describing those acts or omissions that are believed to provide grounds for termination, and provides the other party ten (10) days to respond.

6.           OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)           Termination by Death, Disability, Cause, or for other than Good Reason. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, for Cause, or by the Executive for other than Good Reason he or his estate will be entitled to (i) all Accrued Obligations plus (ii) continuation of the Base Salary (the “Severance Payments”) for the period from the date of termination or expiration and for an additional two (2) months (the “Severance Period”). For purposes of this Agreement, “Accrued Obligations” shall mean, (1) all Base Salary earned by the Executive but unpaid as of the Date of Termination, (2) reimbursement for any and all monies advance in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the Date of Termination and (3) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company.

(b)           Termination without Cause or for Good Reason. If the Company terminates this Agreement without Cause or Executive terminates for Good Reason, the Executive will be entitled to (i) all Accrued Obligations plus (ii) continuation of the Base Salary (the “Severance Payments”) for the period from the date of termination or expiration and for an additional six (6) months (the “Severance Period”), payable in a single lump sum within thirty (30) days from date of Termination. If Company terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, the Executive shall also be entitled to his benefits during the Severance Period, after which the Executive would be entitled to participate in any COBRA program offered by the Company’s medical insurance provider. .

(c)           Complete Payment. Any amounts due under this Section 6 are in the nature of severance payments or liquidated damages or both, and will fully compensate the Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of lawful termination of the Executive’s employment, and they are not in the nature of a penalty. In order to receive any of the Severance Payments, Executive shall execute and agree to be bound by a release of claims within sixty (60) days after the date of termination of the Executive’s employment. The Company shall tender the release of claims to the Executive within fifteen (15) days following the date of his termination of employment and, upon any failure of the Employer to so tender such release within such time period, the Executive’s obligation to provide such release in order to receive the Severance Payments shall cease to apply.

7.           RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE

(a)           Non-Competition & Other Covenants. The Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Company business and operations and that the Employer would be irreparably injured and the goodwill of the Employer would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 7. The Executive further acknowledges that the covenants set forth in this Section 7 are reasonable in scope and duration and do not unreasonably restrict the Executive’s association with other business entities, either as an employee or otherwise as set forth herein.

(b)           During the Term of Employment and (i) upon termination of the Executive’s employment or non-renewal of this Agreement pursuant to Section 2 for six (6) months thereafter (the “Noncompete Period”), the Executive must not in North America, or in any foreign country in which the Company is, as of the date of termination, conducting business or intending within such Noncompete Period to commence conducting business, directly or indirectly, whether as an individual on the Executive’s own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

(i)           own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in any manner in, or otherwise competes with the Company, as such business is conducted on the date the Executive ceases to be employed by the Employer;

(ii)           employ, or solicit for employment any present, former or future employee of the Company that is employed by the Company during the Term of Employment; or

(iii)           affirmatively induce any person who is a present or future employee, officer, agent, affiliate or customer of the Company during the Term of Employment to terminate this, her or its relationship with the Company.

(c)           Notwithstanding anything herein to the contrary, the Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as the aggregate holdings of the Executive represent less than five percent (5%) of the outstanding shares of such class of capital stock or equity.

(d)           For purposes of Section 7, the “Business” of the Company shall mean the Company’s business operations involving software and technology solutions related to the cannabis industry including its CannaCash, BumpUp, CannaLIMS, CannaTrade, Exchange Hemp, and Canna Assist programs.

(e)           Non-Disparagement Restrictions. Each of the Executive and the Company covenants and agrees that during the Non-Competition Period, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that either party may make such statements, comments or remarks as are necessary to comply with law.

(f)           The Executive’s Skills and Abilities. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 6 OR SECTION 7 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A BUSINESS THAT IS NOT COMPETITIVE WITH THE COMPANY.

8.           REPRESENTATIONS AND WARRANTIES.

(a)           The Company represents and warrants to the Executive that the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary limited liability company action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

(b)           The Executive represents and warrants to the Company that the Executive is not subject to an order from any financial services regulatory body, has never been convicted of a felony or misdemeanor, and the execution, delivery, and performance by the Executive of this Agreement does not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Executive is a party or by which the Executive is bound.

9.           FULL SETTLEMENT

(a)           There shall be no right of set off or counterclaim against, or delay in, any payments to the Executive, or to the Executive’s heirs or legal representatives, provided for in this Agreement, in respect of any claim against or debt or other obligation of the Executive or others, whether arising hereunder or otherwise.

(b)           In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

10.           INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company agrees that in connection with the Executive’s service to the Company pursuant hereto, the Executive shall be entitled to the benefit of any indemnification provisions in the Company’s Stockholder’s Agreement and/or any of its affiliated companies and any director and officer liability insurance coverage carried by the Company and/or any of its affiliated companies, if any. The Company shall take no action to amend or revise the provisions in its Stockholder’s Agreement that would reduce or impair the right of the Executive to indemnification thereunder.

11.           INJUNCTIVE RELIEF. In recognition of the fact that a breach by the Executive of any of the provisions of Section 7 or Section 8 hereof will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 7 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

12.           GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of law principles. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall be settled by binding arbitration. Any arbitral proceeding and Award shall be kept confidential by the Executive and Company. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 10 or 11 above or the Proprietary Rights Agreement (defined below) will be subject to arbitration under this Section 12, but will instead be subject to determination in a court of competent jurisdiction applying Colorado law, consistent with Sections 10 and 11 of this Agreement, where either party may seek injunctive or equitable relief.

13.           NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or (c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

If to Executive: Michael A Tew C/O Cannasys, Inc. 1720 S Bellaire Street, Suite 325 Denver, Colorado 80222	If to Company: Cannasys, Inc. Attn: Chad Jennewine 1720 S Bellaire Street, Suite 325 Denver, Colorado 80222

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

14.           BINDING EFFECT; NO THIRD PARTY BENEFIT.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers this Agreement provided for in this Section 15(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)           Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

15.           409A.

(a)           Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision.

(b)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon or following a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and shall be delayed and paid or provided, without interest, on the earlier of (i) the first business day after the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)           After the Executive’s termination of employment, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Employer.

(d)           Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A of the Code because the benefits are outside the scope of Section 1.409A-l(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section lA09A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Company within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.           MISCELLANEOUS.

(a)           Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

(b)           Waiver. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement, and to exercise all other rights existing in that party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

(c)           Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)           Nonalienation of Benefits. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e)           Attorneys’ Fees. The Executive and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

(f)           Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

(g)           Entire Agreement. This Agreement, together with the Confidentiality and Proprietary Rights Assignment Agreement the form of which is attached hereto as Exhibit A (the “Proprietary Rights Agreement), and any  stockholder’s agreement or any equity-based compensation plans adopted by the Board, constitute the entire agreement and understanding of the parties hereto concerning the Executive’s employment with the Company and from and after the Effective Date, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

(h)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signature delivered via facsimile or portable document format shall be afforded treatment as an original signature.

(i)           Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CANNASYS, INC.	EXECUTIVE
By: /s/ Brandon C. Jennewine	By: /s/ Michael A. Tew
Name: Chad Jennewine	Name: Michael A. Tew
Title: Chief Operating Officer, and	Title: Chief Executive Officer, Chief Financial
Chief Technology Officer	Officer, and Secretary

EXHIBIT A
CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality and Proprietary Rights Assignment Agreement (this “Agreement”) is entered into as of July 10, 2015 (the “Effective Date”) by and between CannaSys, Inc., a Nevada corporation (collectively with its direct and indirect subsidiaries and affiliates, the “Company,” and Michael A. Tew (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

NOW, THEREFORE, in consideration of Executive’s employment by the Company, which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder, the Parties hereby agree as follows:

1.           CONFIDENTIALITY AND SECURITY.

(a)           Confidential Information. Executive understands and acknowledges that during the course of employment by the Company, Executive will have access to and learn about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses, existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, the term “Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted such information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information developed by Executive in the course of Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(b)           Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except in the good faith performance of Executive’s authorized employment duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except in the good faith performance of Executive’s authorized employment duties to the Company. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company. In addition, this section does not, in any way, restrict or impede Executive from discussing the terms and conditions of Executive’s employment with his attorneys, accountants, financial advisors, members of his immediate family, and co-workers or union representatives or exercising Executive’s rights under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by law.

(c)           Duration of Confidentiality Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment by the Company) and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

2.           PROPRIETARY RIGHTS.

(a)           Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’ s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product (as defined below) is prepared or whose equipment or other resources are used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof  (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefore, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, the Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

(b)           Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that any Work Product is not construed to be a work made for hire, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)           Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company, at the Company’ s expense, to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’ s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the fullest extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(d)           Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(e)           No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

3.           SECURITY.

(a)           Security and Access. Executive agrees and covenants to: (i) comply with all the Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, the Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other the Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not access or use any Facilities Information Technology and Access Resources except in the course of his duties to the Company; and (iii) not access or use any Facilities Information Technology and Access Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with, any Facilities Information Technology and Access Resources or other the Company property or materials by others.

(a)           Exit Obligations. Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Company’s request at any time during Executive’s employment, Executive shall: (A) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, manuals, reports, files, books, compilations, Work Product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (B) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-the Company devices, networks, storage locations and media in Executive’ s possession or control.

4.           PUBLICITY. Executive hereby consents to any and all uses and displays, by the Company and its agents, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications and all other printed and electronic forms and media throughout the world, at any time during or after the period of Executive’ s employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). Executive hereby forever releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by the Company, in connection with any Permitted Use.

5.           NON-DISPARAGEMENT. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors and other associated third parties. This section does not, in any way, restrict or impede Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act or any other protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

6.           ACKNOWLEDGEMENT. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and the Company’s rights under this Agreement; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7.           REMEDIES. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.           SUCCESSORS AND ASSIGNS.

(a)           Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

(b)           No Assignment by Executive. Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

9.           GOVERNING LAW; JURISDICTION AND VENUE. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Colorado without regard to its conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the State of Colorado. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10.           ENTIRE AGREEMENT. Unless specifically provided herein, this Agreement and the Executive’s Employment Agreement with the Company of even date herewith contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.           MODIFICATION AND WAIVER. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.           SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

13.           CAPTIONS. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signature delivered via facsimile or portable document format shall be afforded treatment as an original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CANNASYS, INC.	EXECUTIVE
By: /s/ Brandon C. Jennewine	By: /s/ Michael A. Tew
Name: Chad Jennewine	Name: Michael Tew
Title: Chief Operating Officer, and	Title: Chief Executive Officer, Chief Financial
Chief Technology Officer	Officer, and Secretary

EXHIBIT B
GRANT OF RESTRICTED STOCK

See Exhibit 10.11 filed herewith.

B-1